Exhibit 10.18

WARRANTY AGREEMENT

This Warranty Agreement (the “Agreement”) is entered into effective as of March 13th , 2009 (the “Effective Date”) between Semi-Photonics Co., Ltd., a company with offices at 7F, No. 13 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Taiwan (“Company”), and LiteOn Technology Corporation  , a company with business address at 12F, 392, Ruey Kuang Road, Neihu, Taipei,114, Taiwan, R.O.C. (“Customer”).

WHEREAS, Company is the manufacturer of the Products (described below), and Customer desires to purchase the Products from the Company; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of the warranty obligations relating to the sale and purchase of the Products.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties agree as follows:

1.             Definitions.

(a)           “IP Claim” has the meaning as set forth in Section 2(a).

(b)           “Excluded Claim” shall have the meaning as set forth in Section 2(b).

(c)           “IP Rights” means any Japan, Korea, Taiwan, China, European Union and US patent issued as of the date hereof.

(d)           “Products” means the Company’s LED devices as set forth in Exhibit A that are manufactured solely to the Company’s specifications.

2.             Company’s Warranty.

(a)           Subject to the terms and conditions herein set forth and so long as Customer is not in breach of its obligations, if a third party makes a claim against Customer that the Products sold to Customers directly infringes on any IP Rights of such third party (“IP Claim”), the Company will defend, indemnify and hold Customer and its affiliates harmless against all damages and costs based on such claim of infringement which are finally awarded against Lite-On in any such suit or proceeding or paid by way of settlement against the IP Claim; provided that: (a) Customer promptly notifies Company in writing no later than ten days after Customer’s receipt of notification of the IP Claim; (b) Customer allows the Company to assume sole control of the defense of such IP Claim and all related settlement negotiations; and (c) Customer provides the Company, at the Company’s request, with the assistance, information and authority necessary to defend the IP Claim.  As used herein, affiliates shall mean all entities which are controlled by Customer through ownership of securities representing more than fifty percent (50%) of the voting capital stock. Customer may participate in the defense or settlement of any such claim at its own expense.  The Company agrees that it will not settle any claim which would impose any obligation on Customer without the Customer’s prior written consent.

(b)           If the Products become, or in the Company’s opinion is likely to become, the subject of an infringement claim, the Company may, at its sole discretion, (a) procure for Customer the right to continue using the Products, (b) modify or replace the Products so that there is no infringement, or (c) if neither of the foregoing options are reasonably available to the Company, accept the return of the infringed Products and refund to the Customer the amounts paid for the infringed Products. Notwithstanding the foregoing, the Company shall have no liability or obligation for any claim arising out of or related to (i) the Company’s compliance with the Customer’s instructions, drawings, designs or functional specifications, (ii) any products or components not supplied by the Company to Customer, (iii) the combination of any Products with any other products, components, process or material not provided by the Company if such claim would not have occurred without such combination; provided however, if the cause of infringement arises from any IP Rights directly related to package of the Products, Company’s indemnification obligation shall be excluded, (iv) any modification to the Products not made by the Company, (iv) the failure to use replacement or modified Products provided by the Company, or (v) any use of the Product in a manner other than in accordance with the Company’s specifications (collectively, the “Excluded Claim”).  The foregoing states the Company’s sole obligation for any claim based upon or related to any alleged infringement of any patent or other intellectual property rights.

(c)           The Company’s aggregate liability in connection with the sales and purchase of the Products, regardless of the form of action giving rise to such liability (whether expressed or implied, and whether in contract, tort, infringement or otherwise), and including without limitation any liability under Section 2, shall not exceed the purchase amount paid by Customer for the infringed Products during the ten year period prior to the IP Claim final consequential or incidental damages of any kind (including without limitation lost profits), even if it has been advised of the possibility of damages.  The Company specifically disclaims any and all warranties, either express or implied, including without limitation warranties of fitness of a particular purpose, of merchantability or against infringement.  No action, regardless of form, arising out of or in any way connected with this Agreement or products furnished by the Company may be brought by Customer more than fifteen year after the cause of action accrued.  The limitations of liability contained in this Agreement are fundamental part of the basis of each party’s bargain hereunder, and neither party would enter into this Agreement absent such limitations.  The Company’s obligations hereunder shall be void if any provision under this Agreement is breached.

3.             Confidential Information.  This Agreement, including its existence as well as the contents thereof, shall be deemed the Company’s “Confidential Information.” Without prior written consent of the Company, Customer shall not disclose the Confidential Information to any person within or without Customer’s company other than to its employees, executive officers and Board members on a need-to-know basis.

4.             General Provisions.  This Agreement shall in all respected be governed by Taiwan, R.O.C. law. Venue shall be Taipei, Taiwan, and all proceedings shall be conducted in English.  Any notice hereunder shall be deemed duly given if delivered personally, the next day if by facsimile with receipt acknowledged mailed to the other by prepaid registered mail, or after five days if sent by international express carrier.  This Agreement shall be effective from the Effective Date until the second anniversary, unless earlier terminated by written notice by either party.  Notwithstanding the foregoing, Company’s liabilities and obligations under this Agreement shall survive any expiration or termination pursuant to the governing law of this Agreement. This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof supersedes and terminates any and all prior communications and understandings.

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IN WITNESS WHEREOF, the parties have executed this Warranty Agreement effective as of the Effective Date.

SEMI-PHOTONICS CO., LTD.		LiteOn Technology Corporation

By:	/s/ Chuong Tran	By:

Name:	Chuong Tran	Name:

Title:	President & COO	Title: